As filed with the Securities and Exchange Commission on July 31, 2026

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BROOKFIELD ASSET MANAGEMENT LTD.

(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada		98-1702516
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
Brookfield Place 225 Liberty Street, 8th Floor New York, New York 10281-1048 (212) 417-7000
(Address, Including Zip Code of Principal Executive Offices)

2026 Management Share Option Plan
Escrowed Stock Plan
Restricted Share Unit Plan
(Full title of Plans)

Brookfield Asset Management LLC Brookfield Place 225 Liberty Street, 8th Floor New York, New York 10281-1048 (212) 417-7000
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Mile Kurta, Esq. Torys LLP 1114 Avenue of the Americas, 23rd Floor New York, NY 10036 (212) 880-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

Part I
Information Required in the Section 10(A) Prospectus

The documents containing the information specified in Part I of Form S-8 will be delivered to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by Brookfield Asset Management Ltd. (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2025 filed on March 3, 2026;

(b)	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2025; and

(c)	the description of the Registrant’s class A limited voting shares included as Exhibit 4.1 to the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2024 filed on March 17, 2025, including any amendments or reports filed for the purpose of updating such description.

In addition, each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the Registrant indicates in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document or report which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Business Corporations Act (British Columbia) (“BCBCA”), a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity (an “indemnifiable person”) against all eligible penalties (being judgments, penalties, fines or amounts paid in settlement of a proceeding) and, after the final disposition of a proceeding, expenses (being costs, charges and expenses, including legal fees but excluding eligible penalties) reasonably incurred by him or her in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct in respect of which the proceeding was brought was lawful. A company cannot indemnify an indemnifiable person in respect of a proceeding that is brought by or on behalf of the company or an associated corporation of the company or if it is otherwise prohibited from doing so under its articles or by applicable law. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement. As permitted by the BCBCA, the Registrant’s articles require the Registrant to indemnify its directors, officers, former directors or officers (and such individual’s respective heirs and legal representatives) and permit the Registrant to indemnify any person against all eligible penalties and expenses described above to the extent permitted by the BCBCA.

The Registrant has the benefit of insurance coverage under which the directors of the Registrant are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors by reason of any acts or omissions covered under the policy in their respective capacities as directors of the Registrant, including certain liabilities under securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1	Articles of Brookfield Asset Management Ltd. (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K, filed with the Commission on February 5, 2025)
4.2	2026 Management Share Option Plan
4.3	Escrowed Stock Plan
4.4	Restricted Share Unit Plan
5.1	Opinion of McMillan LLP
23.1	Consent of Deloitte LLP
23.2	Consent of McMillan LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages hereof)
107	Filing Fee Table

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(a) and (a)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 31, 2026.

BROOKFIELD ASSET MANAGEMENT LTD.

By:	/s/ Connor Teskey
Name:	Connor Teskey
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Connor Teskey, Hadley Peer Marshall and Kathy Sarpash, individually, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 31, 2026.

Signature	Title

/s/ Connor Teskey	Chief Executive Officer
Connor Teskey	(Principal Executive Officer)

/s/ Hadley Peer Marshall	Chief Financial Officer
Hadley Peer Marshall	(Principal Financial and Accounting Officer)

/s/ Barry Blattman	Director
Barry Blattman

/s/ Angela F. Braly	Director
Angela F. Braly

/s/ Marcel R. Coutu	Director
Marcel R. Coutu

/s/ Scott Cutler	Director
Scott Cutler

/s/ Bruce Flatt	Chair of the Board of Directors
Bruce Flatt

/s/ Olivia Garfield	Director
Olivia Garfield

/s/ Nili Gilbert	Director
Nili Gilbert

/s/ Keith Johnson	Director
Keith Johnson

/s/ Bruce Karsh	Director
Bruce Karsh

/s/ Brian Kingston	Director
Brian Kingston

/s/ Cyrus Madon	Director
Cyrus Madon

/s/ Diana Noble
Diana Noble	Director

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Brookfield Asset Management Ltd. in the United States, on July 31, 2026.

BROOKFIELD ASSET MANAGEMENT LLC

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Secretary